UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2006

TIER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23195	94-3145844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10780 Parkridge Blvd., 4th Floor Reston, Virginia		20191
(Address of principal executive offices)		(Zip Code)

(571) 382-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Preliminary Results of Payment Processing Center Reconciliation Project

As previously reported, on March 10, 2006, Tier Technologies, Inc., (“Tier” or the “Company”) received a notification that The Nasdaq Listing Qualifications Panel (the “Panel”) had granted the Company’s request for continued listing on The Nasdaq National Market, subject to certain conditions. One of the conditions was the requirement that Tier disclose, no later than March 15, 2006, the results and related impact on the Company’s historical financial statements of a project undertaken by Tier to reconcile the accounting records for one of its payment processing centers. As previously disclosed, the Company was not in a position to comply with this condition due to issues surrounding the work performed by the forensic accounting firm hired to assist the Company with reconciling the accounting records. The Company is now in a position to provide the preliminary unaudited results of the reconciliation project based on additional work it has completed since those issues arose.

Specifically, Tier’s reconciliation project analyzed the net accounts receivable balances since fiscal 2001 relating to the payment processing center, which are calculated by netting the following accounts: 1) the bank account used as a repository for child support payments received by Tier from non-custodial parents; 2) the related payable account that tracks Tier’s liability to make child support payments to custodial parents; and 3) the receivables account reflecting Tier’s right to recover from participants (a) funds advanced by Tier to custodial parents on behalf of non-custodial parents whose payments to Tier were made with insufficiently funded checks and (b) funds paid in error by Tier to the wrong recipient.

The Company now has preliminary unaudited results from this reconciliation project and currently is in the process of completing its final review. Based upon these preliminary unaudited results, it appears that the adjustments resulting from the reconciliation of this payment processing center’s accounts will result in a reduction in net assets of less than one percent compared to previous reported results at the end of each of the fiscal years 2001 through 2005. From fiscal 2001 through fiscal 2005, the cumulative pre-tax impact on the Company’s retained earnings is expected to be a reduction of approximately $0.6 million. At the present time, the Company does not believe that the impact on pre-tax income in any fiscal year will exceed $1.0 million. Based upon the reviews by Company management and the forensic accounting firm assisting with this project, no funds appear to be missing and the issues identified were primarily accounting and operational in nature.

Preliminary Unaudited Impact of Restatement on Historical Financial Statements

Because of the issues identified with the payment processing center described above, as well as the two other accounting issues discussed in Tier’s December 14, 2005 report on Form 8-K, Tier undertook an in-house review of other significant accounting practices, including the recognition of revenues, accrued liabilities, taxes-other-than-income, tenant improvements and rent holidays, the allowance for doubtful accounts, investments in marketable securities, and an investment in a minority-owned subsidiary. These reviews identified the need to make a number of corrections, which primarily result in reclassifications between various line items on the balance sheet, and which also shift the timing of the recognition of certain revenues and expenses into the correct reporting periods.

Including the preliminary unaudited results of the payment processing center reconciliation project described above, we believe it is likely that the combined impact of all preliminary unaudited adjustments will reduce the annual balances of the Company’s net assets between September 30, 2001 and June 30, 2005 by approximately 1.5% to 2.5%. Between September 30, 2001 and June 30, 2005, the cumulative pre-tax impact on the Company’s retained earnings is expected to be a reduction of approximately $1.5 million to $2.5 million. At the present time, we do not believe that the absolute value of the impact on pre-tax income for these adjustments in any given year will exceed $1.0 million.

Press Release

On March 30, 2006, Tier issued a press release announcing the preliminary unaudited results of the reconciliation project described above. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Information Furnished but not Filed

The information in this Item 7.01 and in Exhibit 99.1 to this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

See the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIER TECHNOLOGIES, INC.

By:	/s/ David E. Fountain
Name: David E. Fountain Title: Chief Financial Officer

Date: March 30, 2006

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release